                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 2)

                                  ALDILA, INC.
                                  ------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    014384200
                                    ---------
                                 (CUSIP Number)

                                December 31, 2002
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No.  014384200                                          Page 1 of 8 Pages

         1)  Names of Reporting Persons
               IRS Identification No. Of Above Persons

                  The PNC Financial Services Group, Inc.   25-1435979

         2)  Check the Appropriate Box if a Member of a Group (See Instructions)
               a)  [  ]
               b)  [  ]

         3)  SEC USE ONLY


         4)  Citizenship or Place of Organization    Pennsylvania

         Number of Shares           5)  Sole Voting Power                27,500+
                                                   +See the response to Item 7.
         Beneficially Owned         6)  Shared Voting Power             288,501

         By Each Reporting          7)  Sole Dispositive Power           27,500+
                                                   +See the response to Item 7.
         Person With                8)  Shared Dispositive Power        288,501

         9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                        316,001*
                                       *See the responses to Item 6 and Item 7.

         10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
                 See Instructions                                         [  ]

         11)  Percent of Class Represented by Amount in Row (9)           6.39

         12)  Type of Reporting Person   (See Instructions)                HC

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 2)

                                  ALDILA, INC.
                                  ------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    014384200
                                    ---------
                                 (CUSIP Number)

                                December 31, 2002
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No.  014384200                                           Page 2 of 8 Pages

         1)  Names of Reporting Persons
               IRS Identification No. Of Above Persons

                  PNC Bancorp, Inc.   51-0326854

         2)  Check the Appropriate Box if a Member of a Group (See Instructions)
               a)  [  ]
               b)  [  ]

         3)  SEC USE ONLY


         4)  Citizenship or Place of Organization    Delaware

         Number of Shares           5)  Sole Voting Power                27,500+
                                                   +See the response to Item 7.
         Beneficially Owned         6)  Shared Voting Power             288,501

         By Each Reporting          7)  Sole Dispositive Power           27,500+
                                                   +See the response to Item 7.
         Person With                8)  Shared Dispositive Power        288,501

         9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                        316,001*
                                       *See the responses to Item 6 and Item 7.

         10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
                 See Instructions                                         [  ]

         11)  Percent of Class Represented by Amount in Row (9)           6.39

         12)  Type of Reporting Person   (See Instructions)                 HC

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 2)

                                  ALDILA, INC.
                                  ------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    014384200
                                    ---------
                                 (CUSIP Number)

                                December 31, 2002
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No. 014384200                                           Page 3 of 8 Pages

         1)  Names of Reporting Persons
               IRS Identification No. Of Above Persons

                  PNC Bank, National Association   22-1146430

         2)  Check the Appropriate Box if a Member of a Group (See Instructions)
               a)  [  ]
               b)  [  ]

         3)  SEC USE ONLY


         4)  Citizenship or Place of Organization    United States

         Number of Shares           5)  Sole Voting Power                27,500+
                                                   +See the response to Item 7.
         Beneficially Owned         6)  Shared Voting Power             288,501

         By Each Reporting          7)  Sole Dispositive Power           27,500+
                                                   +See the response to Item 7.
         Person With                8)  Shared Dispositive Power        288,501

         9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                        316,001*
                                       *See the responses to Item 6 and Item 7.

         10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
                 See Instructions                                        [  ]

         11)  Percent of Class Represented by Amount in Row (9)           6.39

         12)  Type of Reporting Person   (See Instructions)                 BK

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 2)

                                  ALDILA, INC.
                                  ------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    014384200
                                    ---------
                                 (CUSIP Number)

                                December 31, 2002
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No.  014384200                                          Page 4 of 8 Pages

         1)  Names of Reporting Persons
               IRS Identification No. Of Above Persons

                  PNC Holding, LLC   51-0337069

         2)  Check the Appropriate Box if a Member of a Group (See Instructions)
               a)  [  ]
               b)  [  ]

         3)  SEC USE ONLY


         4)  Citizenship or Place of Organization    Delaware

         Number of Shares           5)  Sole Voting Power                27,500+
                                                   +See the response to Item 7.
         Beneficially Owned         6)  Shared Voting Power             288,501

         By Each Reporting          7)  Sole Dispositive Power           27,500+
                                                   +See the response to Item 7.
         Person With                8)  Shared Dispositive Power        288,501

         9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                        316,001*
                                       *See the responses to Item 6 and Item 7.

         10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
                 See Instructions                                          [  ]

         11)  Percent of Class Represented by Amount in Row (9)           6.39

         12)  Type of Reporting Person   (See Instructions)                 HC

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13G
                                 (RULE 13D-102)

                  INFORMATION STATEMENT PURSUANT TO RULE 13D-1
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 2)

                                  ALDILA, INC.
                                  ------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    014384200
                                    ---------
                                 (CUSIP Number)

                                December 31, 2002
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No.  014384200                                          Page 5 of 8 Pages

         1)  Names of Reporting Persons
               IRS Identification No. Of Above Persons

                  PNC GPI, Inc.   52-2012506

         2)  Check the Appropriate Box if a Member of a Group (See Instructions)
               a)  [  ]
               b)  [  ]

         3)  SEC USE ONLY


         4)  Citizenship or Place of Organization    Delaware

         Number of Shares           5)  Sole Voting Power               27,500+
                                                   +See the response to Item 7.
         Beneficially Owned         6)  Shared Voting Power            288,501

         By Each Reporting          7)  Sole Dispositive Power          27,500+
                                                   +See the response to Item 7.
         Person With                8)  Shared Dispositive Power       288,501

         9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                       316,001*
                                      *See the responses to Item 6 and Item 7.

         10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
                 See Instructions                                         [  ]

         11)  Percent of Class Represented by Amount in Row (9)           6.39

         12)  Type of Reporting Person   (See Instructions)                 HC

                                                             Page 6 of 8 Pages

ITEM 2(a) - NAME OF PERSON FILING:

         The PNC Financial Services Group, Inc.; PNC Bancorp, Inc.;
         PNC Bank, National Association; PNC Holding, LLC; and PNC GPI, Inc.

ITEM 2(b) - ADDRESS OF PRINCIPAL BUSINESS OFFICE:

         The PNC Financial Services Group, Inc. - One PNC Plaza, 249 Fifth
             Avenue, Pittsburgh, PA 15222-2707
         PNC Bancorp, Inc. - 301 Delaware Avenue, Wilmington, DE 19801
         PNC Bank, National Association - One PNC Plaza, 249 Fifth Avenue,
             Pittsburgh, PA 15222-2707
         PNC Holding, LLC - 301 Delaware Avenue, Wilmington, DE 19801
         PNC GPI, Inc. - 301 Delaware Avenue, Wilmington, DE 19801

ITEM 2(c) - CITIZENSHIP:

         The PNC Financial Services Group, Inc. - Pennsylvania
         PNC Bancorp, Inc. - Delaware
         PNC Bank, National Association - United States
         PNC Holding, LLC - Delaware
         PNC GPI, Inc. - Delaware

ITEM 4 - OWNERSHIP:

The following information is as of December 31, 2002:

(a)  Amount Beneficially Owned:                                316,001 shares*
                                       *See the responses to Item 6 and Item 7.
(b)  Percent of Class:                                                   6.39

(c)  Number of shares to which such person has:
           (i)  sole power to vote or to direct the vote                 27,500+
          (ii)  shared power to vote or to direct the vote              288,501
         (iii)  sole power to dispose or to direct the disposition of    27,500+
         (iv)   shared power to dispose or to direct the disposition of 288,501
                                                   +See the response to Item 7.

ITEM 6 - OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         Of the Common Stock reported herein, 288,501 shares are held in Trust Accounts created by an Amended and Restated Trust Agreement dated September 20, 1983, in which Lloyd I. Miller, Jr. was Grantor and for which PNC Bank, National Association serves as Trustee. This Amended and Restated Trust Agreement creates shared dispositive power between the Grantor and the Trustee.

         Lloyd I. Miller, III and PNC Bank, National Association have shared voting authority with respect to these shares of Common Stock held in the Trust Accounts pursuant to an Investment Advisory Agreement dated as of April 1, 1997 between the parties. Either party may terminate the Agreement on 30 days' prior written notice.

                                                             Page 7 of 8 Pages

ITEM 7 - IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Included are the following subsidiaries of The PNC Financial Services Group, Inc. - HC:

PNC Bancorp, Inc. - HC (wholly owned subsidiary of The PNC Financial Services Group, Inc.)

PNC Bank, National Association - BK (wholly owned subsidiary of PNC Bancorp,
Inc.)

PNC Holding, LLC - HC ( wholly owned subsidiary of The PNC Financial Services Group, Inc.)

PNC GPI, Inc. - HC (wholly owned subsidiary of PNC Holding, LLC)

         *Of the total shares reported herein, 27,500 shares are held by an investment partnership of which PNC GPI, Inc. is the general partner. An unaffiliated third party investment manager currently has sole voting power and sole dispositive power over these shares. On less than 60 days notice, PNC GPI, Inc. has the right to terminate the investment agreement with the unaffiliated third party investment manager, following which PNC GPI, Inc. would be deemed to have sole voting power and sole dispositive power.

 ITEM 10 - CERTIFICATION:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 12, 2003
---------------------------------------
Date

By:  /s/ Joan L.  Gulley
---------------------------------------
Signature - The PNC Financial Services Group, Inc.
Joan L. Gulley, Vice President
Name & Title

February 12, 2003                                 February 12, 2003
------------------------------------------        -------------------------------------
Date                                              Date

By:  /s/ James B. Yahner                          By:  /s/ Thomas R. Moore
------------------------------------------        -------------------------------------
Signature - PNC Bancorp, Inc.                     Signature - PNC Holding, LLC
James B. Yahner, Vice President                   Thomas R. Moore, Assistant Secretary
Name & Title                                      Name & Title


February 12, 2003                                 February 12, 2003
------------------------------------------        -------------------------------------
Date                                              Date

By:  /s/ Thomas R. Moore                          By:  /s/ Kenneth A. Rowles
------------------------------------------        -------------------------------------
Signature - PNC Bank, National Association        Signature - PNC GPI, Inc.
Thomas R. Moore, Secretary                        Kenneth A. Rowles, Vice President
Name & Title                                      Name & Title


                     AN AGREEMENT TO FILE A JOINT STATEMENT
                WAS PREVIOUSLY FILED AS EXHIBIT A TO SCHEDULE 13G

                                                             Page 8 of 8 Pages


                                                                    EXHIBIT A

                                    AGREEMENT

                                February 12, 2003

         The undersigned hereby agree to file a joint statement on Schedule 13G under the Securities and Exchange Act of 1934, as amended (the "Act") in connection with their beneficial ownership of common stock issued by Aldila, Inc.

         Each of the undersigned states that it is entitled to individually use
Schedule 13G pursuant to Rule 13d-1(c) of the Act.

         Each of the undersigned is responsible for the timely filing of the statement and any amendments thereto, and for the completeness and accuracy of the information concerning each of them contained therein but none is responsible for the completeness or accuracy of the information concerning the others.

         This Agreement applies to any amendments to Schedule 13G.

                                    PNC HOLDING, LLC


                                    BY: /s/ Thomas R. Moore
                                        ---------------------------------------
                                        Thomas R. Moore, Assistant Secretary


                                    PNC GPI, INC.


                                    BY: /s/ Kenneth A. Rowles
                                        ---------------------------------------
                                        Kenneth A. Rowles, Vice President